Exhibit 99.1

NGL Energy Partners LP Announces Redemption of 5.125% Senior Notes due 2019
TULSA, Okla. - (BUSINESS WIRE) -- February 13, 2019 -- NGL Energy Partners LP (NYSE: NGL) (“NGL”) today announced that it has called for redemption all $328,005,000 aggregate outstanding principal amount of its 5.125% Senior Notes due 2019 (the “Notes”). On March 15, 2019 (the “Redemption Date”), registered holders of such notes will receive a redemption payment of equal to the Make-Whole Price applicable to a redemption of the Notes on such date.
As defined in the indenture governing the Notes, “Make-Whole Price” with respect to any Notes to be redeemed, means an amount equal to the greater of: (1) 100% of the principal amount of such Notes; and (2) the sum of the present values of (a) 100% of the principal amount of such Notes and (b) the remaining scheduled payments of interest from the Redemption Date to June 15, 2019 (not including any portion of such payments of interest accrued as of the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the indenture governing the Notes) plus 50 basis points; plus, in the case of both clauses (1) and (2), accrued and unpaid interest on such Notes, if any, to the Redemption Date. The Treasury Rate shall be calculated no later than the fourth business day preceding the Redemption Date.
Upon payment in full on the Redemption Date (the “Redemption Payment”), interest on the Notes will cease to accrue on and after the Redemption Date. Following the payment of the Redemption Payment on the Redemption Date, there will be no Notes that remain outstanding.
Forward-Looking Statements
This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the United States Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.
About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics; Water Solutions; NGL Liquids; and Refined Products and Renewables. For further information, visit NGL’s website at www.nglenergypartners.com.

Source: NGL Energy Partners LP
NGL Energy Partners LP

Trey Karlovich, 918-481-1119
Executive Vice President and Chief Financial Officer
Trey.Karlovich@nglep.com
or
Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com